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                       June 13, 2022

       Ira Robbins
       Chief Executive Officer
       Valley National Bancorp
       One Penn Plaza
       New York, NY 10119

                                                        Re: Valley National
Bancorp
                                                            Form 10-K for the
fiscal period ending December 31, 2021
                                                            Filed February 28,
2022
                                                            File No. 001-11277

       Dear Mr. Robbins:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Finance